Across America Reports Second Quarter and First Half Results

DENVER, COLORADO, August 18th, 2006 - Across America Real Estate Corp. (AARD.OB) announced its financial results for the 2nd quarter ended June 30th, 2006. Across America Real Estate partners with national retailers and developers to provide 100% project funding for rapid retail expansion.

Second Quarter 2006 Review

The Company reported no revenues for the three months ended June 30th, 2006 compared to no revenues for the three months ended June 30th, 2005.

The Company had a net loss $213,312 for the three months ended June 30th, 2006, compared to a net loss of $156,995 for the three months ended June 30th, 2005.

The Company reported $2,018,995 revenues for the six months ended June 30th, 2006 compared to $42,651 revenues for the six ended June 30th, 2005.

The Company had a net loss $257,329 for the six months ended June 30th, 2006, compared to a net loss of $243,648 for the six months ended June 30th, 2005.

Given the growth opportunities ahead for Across America Real Estate, the Company has boosted its management capabilities with the recent addition of Ann Schmitt as CEO, who brings over two decades of financial and management expertise to Across America. The Company has also bolstered their national sales team by adding two new regional business development executives with a focus on continued growth.

“Across America is working to further drive fiscal growth in the retail financing sector through expanding our corporate infrastructure”, said CEO Ann Schmitt, “We are optimistic that we can look to the Companies’ success in its early years as tremendous potential with the recent additions to our Management team.”

About Across America Real Estate Corp.

Based in Denver, Colorado, Across America Real Estate Corp. (AARD.OB) partners with national retailers and their developers to provide 100% project funding for rapid retail expansion. The Company operates in the niche that is the single pad small box retail market in the commercial real estate industry. Across America strives to create financing solutions for increasing retail productivity and profit. Please visit us at our website www.aard.us.

For more information please contact:

James W. Creamer III	Ann L. Schmitt
Across America Real Estate	Across America Real Estate
303.893.1003	303.893.1003
jcreamer@aard.us	aschmitt@aard.us

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward- looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in AARD's Securities and Exchange Commission filings; completion of due diligence and certain other pre-closing conditions for all incomplete transactions; economic downturns affecting the operations of AARD, its subsidiaries or proposed transactions; the inability to initiate or complete any transaction; adverse financial performance by AARD or any of its subsidiaries; adverse equity market conditions and declines in the value of AARD common stock; and the unavailability of financing to complete management's plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and AARD disclaims any intent or obligation to update these forward-looking statements.